Exhibit 99.1
CVR Energy Completes Acquisition
Of WYNNEWOOD, OKLA., REFINERY
SUGAR LAND, Texas (Dec. 15, 2011) — CVR Energy, Inc. (NYSE: CVI) today announced that it has completed its acquisition of Gary-Williams Energy Corporation and its Wynnewood, Okla., refinery and related assets.
With 70,000 bpd in crude throughput capacity and a complexity rating of 9.3, the Wynnewood refinery provides an immediate and meaningful increase in the scale and diversity of CVR Energy’s refining operations. With this acquisition, CVR Energy now has more than 185,000 bpd of processing capacity at two locations in the attractive and historically underserved PADD II, Group 3 region.
“This acquisition is accretive to our shareholders, provides the company with diversity of cash flows, and creates an opportunity to improve both Coffeyville and Wynnewood earnings due to anticipated synergies,” said Chief Executive Officer Jack Lipinski. “Adding the Wynnewood Refinery to our portfolio removes the single asset issue raised by analysts and shareholders. This view is supported by Moody’s recent upgrading of the ratings on both the company and its debt.”
In connection with the transaction, CVR Energy said its wholly-owned subsidiaries, Coffeyville Resources, LLC and Coffeyville Finance Inc., have also completed an offering of $200 million aggregate principal amount of 9 percent first lien senior secured notes due 2015 to partially fund the acquisition of Gary Williams Energy Corporation and pay estimated fees and expenses. In addition, the company increased the size of its ABL Credit Facility by $150 million from $250 million to $400 million to support larger working capital demands associated with operating the second refinery.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc.’s subsidiary and affiliated businesses operate independent refining assets in Coffeyville, Kan. and Wynnewood, Okla. with more than 185,000 barrels per day of processing capacity, a marketing network for supplying high value transportation fuels to customers through tanker trucks and pipeline terminals, and a crude oil gathering system serving central Kansas, Oklahoma, western Missouri and southwest Nebraska. In addition, CVR Energy subsidiaries own a majority interest in and serve as the general partner of CVR Partners, LP, a producer of ammonia and urea ammonium nitrate, or UAN, fertilizers.
For further information, please contact:

Investor Relations:
Jay Finks
CVR Energy, Inc.
281-207-3588
InvestorRelations@CVREnergy.com
Media Relations:
Steve Eames
CVR Energy, Inc.
281-207-3550
MediaRelations@CVREnergy.com